Exhibit 99.1

Jeffrey Goldberger / Yemi Rose
KCSA Strategic Communications
212-896-1249 / 212-896-1233 jgoldberger@kcsa.com / yrose@kcsa.com

HQ Sustainable Brings New Feed Mill Online To Produce Innovative

Floating Feed

Feed formulation will increase omega 3 content without fish meal or fish oil

SEATTLE, WA—Aug. 17th, 2009 — HQ Sustainable Maritime Industries, Inc. (NYSE Amex: HQS) (“HQS” or the “Company”), a leader in all natural integrated aquaculture and aquatic product processing, including fish byproduct personal healthcare products, today announced that the construction of the Company’s new feed mill has been completed and that the mill is now fully operational.

The new mill was brought online following months of quality and efficiency testing in order to optimize production and to ensure that the mill met or exceeded the highest global HACCP and ISO standards. Management believes that this is an important step to control the quality of our fish products, vertical integration and traceability. The feed formulation will supplement feed without the use of fish meal or fish oil to alleviate the pressures on our oceans. Furthermore omega 3 will be added through all-natural algae meal to significantly increase omega 3 levels in fresh water inland farmed Tilapia.

Buhler, a technology group and global market leader in Food Processing, Chemical Process Engineering, and Die Casting, designed and manufactured the equipment that was chosen for the Feedmill. Buhler considers the HQS processing plant a showcase of the latest technologies in this sector and HQS is very proud of the Buhler contribution. Buhler can look back on 140 years of experience in raw materials processing and has continuously refined conventional processes such as grinding, mixing, and cooking. The latest process technology is Extrusion. It allows preservable and carefully balanced foods and animal feeds to be produced on the basis of the latest findings in the field of nutrition.

Improved feed conversion rates at competitive pricing, allows HQS to provide the ideal feed for our operations in Hainan significantly improving the efficiency of the farms themselves. The extruded floating feed produced by the mill reduces waste, and, in turn, improves the feed conversion ratios of the farms.

Norbert Sporns, President and Chief Executive Officer of HQ Sustainable commented, “We are very pleased to have the new feed mill now fully operational. We thank Buhler for making this a “showcase” of the latest technologies available in aquaculture Feed. This will allow us to provide superior feeds to our cooperative farmers in Hainan, but also to tap into the highly lucrative specialty aquaculture feeds market, servicing other China based and international aquaculture operations growing everything from grouper to abalone and crab. We are able to improve efficiency and reduce costs for our clients, and we are able to better control the quality of the final product.”

Mr. Sporns concluded, “Consumers should consider the pressures placed on our oceans in their purchases. Farming and not “hunter gathering” is the future. Our operations are the aquaculture of tomorrow… available today.”

About HQ Sustainable Maritime Industries, Inc.

HQ Sustainable Maritime Industries, Inc., headquartered in the United States, is an integrated aquaculture and aquatic product processing company, with production facilities in Hainan, PRC. HQS also uses North American based production facilities for its new line of meal products. HQS practices cooperative sustainable aquaculture, using nutraceutically enriched feeds and produces and markets its products. The company is dedicated to sustainable all natural methods giving its customers the purest products possible. The Company holds HACCP certification from the U.S. FDA and the EU Code assignment of quality, permitting its products to be sold in international markets. The Aquaculture Certification Council, Inc. (ACC) certified that tilapia processing standards met Best Aquaculture Practices, and the Chinese government gave organic certification to the Company’s tilapia production, processing, labeling, marketing and management system. The Company owns a nutraceuticals and health products subsidiary, which is HACCP and GMP certified, and produces and sells products subject to stringent laboratory tests certified by the China Ministry of Health. The Company has recently completed a 100,000 Metric Tonne annual production extruded Feed Mill with state-of-the-art extruded feed production equipment. This feed is highly efficient and is sold to the market and used by HQ’s cooperative farmers. In addition to headquarters in Seattle, HQ has operational offices in Wenchang, Hainan. The Company’s website is: http://www.hqfish.com.

About Buhler

Buhler is a global specialist in the field of plant design and construction and the related services for transforming renewable und synthetic raw materials into high-quality functional products and valuable substances. Buhler employs some 7,500 persons around the world.

They are leaders in the basic technologies of grinding, blending & mixing, bulk handling, thermal treatment, and shaping for processing cereal grains and foods, producing and upgrading engineering materials, and die casting.

Their top priority is to improve our customers’ performance (productivity and competitiveness). They collaborate closely with their customers throughout the life cycles of their production plants by developing new additional values for their products. The Company’s web site is: http://www.buhlergroup.com

Safe Harbor Statement

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HQ Sustainable Maritime Industries, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under “Search for Company Filings.”

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